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EXHIBIT 21,       SUBSIDIARIES OF REGISTRANT

         AUTOMOTIVE PERFORMANCE GROUP, INC. ("APG")

         - International Motor Sports Group, Inc., a Delaware corporation Name changed to Automotive Specialty Chemicals Group, Inc. (ASCG) a subsidiary of APG

         - Royal Purple Motor Oil, Inc., a Delaware corporation a subsidiary of ASCG

         - D3, a Washington State corporation
           a subsidiary of APG

         - Klein Engines & Competition Components, Inc., a Delaware corporation a subsidiary of APG

         - IMSG Properties, a Canadian corporation a non-operating subsidiary of APG